                                                                 EXHIBIT (12)(A)

                       WESTINGHOUSE ELECTRIC CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                ($ IN MILLIONS)

                                                              YEAR ENDED DECEMBER 31,
                                                  -----------------------------------------------
                                                   1996       1995      1994      1993      1992
                                                  -------     -----     -----     -----     -----
Income (loss) before income taxes and
  minority interest............................   $(1,298)    $   2     $ (10)    $(233)    $ 267
Less: Equity in income (loss) of 50 percent or
  less owned affiliates........................         9         3        (2)       (3)       (1)
Add: Fixed charges.............................       484       254       155       186       200
                                                  -------     -----     -----     -----     -----
Earnings as adjusted...........................   $  (823)    $ 253     $ 147     $ (44)    $ 468
                                                  =======     =====     =====     =====     =====
Fixed charges:
     Interest expense..........................   $   456     $ 236     $ 134     $ 164     $ 169
     Rental expense............................        28        18        21        22        31
                                                  -------     -----     -----     -----     -----
Total fixed charges............................   $   484     $ 254     $ 155     $ 186     $ 200
                                                  =======     =====     =====     =====     =====
Ratio of earnings to fixed charges.............        (a)       (a)       (a)       (a)     2.34x
                                                  =======     =====     =====     =====     =====

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(a) Additional income before income taxes and minority interest necessary to attain a ratio of 1.00x for 1996, 1995, 1994 and 1993 would be $1,307 million, $1 million, $8 million, and $230 million, respectively.